UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 17, 2022

VERTEX ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 Gemini Street Suite 250 Houston,TX	77058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VTNR	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed in the Current Report on Form 8-K filed by Vertex Energy, Inc. (“Vertex”, “we”, “us” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on May 27, 2021, on May 26, 2021, Vertex Energy Operating LLC (“Vertex Operating”), a wholly-owned subsidiary of the Company entered into a definitive Sale and Purchase Agreement (the “Sale and Purchase Agreement”) with Equilon Enterprises LLC d/b/a Shell Oil Products US and/or Shell Chemical LP and/or Shell Oil Company (“Seller”), to purchase the Seller’s Mobile, Alabama refinery, certain real property associated therewith, and related assets, including certain related inventory at the refinery as of closing and certain equipment, rolling stock, and other personal property associated with the Mobile refinery. The initial base purchase price for the Mobile refinery is $75 million. Vertex Operating also will purchase certain hydrocarbon inventory located at the Mobile refinery, as valued at closing, and the purchase price is subject to customary purchase price adjustments and reimbursement for certain capital expenditures in the amount of approximately $440,000. Upon closing of the acquisition, the Company (through one or more of its subsidiaries and affiliates) plans to complete an $85 million capital project designed to modify the Mobile refinery’s hydrocracking unit to produce renewable diesel fuel on a standalone basis and, in anticipation of closing, the Company has already spent approximately $13 million for engineering services and for the initial payments of purchase orders for long lead-time equipment associated with the capital project.

On February 17, 2022, the Company and the Company’s wholly-owned subsidiary, Vertex Refining Alabama LLC, a Delaware limited liability company entered into a commitment letter (attached hereto as Exhibit 10.1, the “Commitment Letter”) with a syndicate of lenders in respect of a three-year, $125 million first-lien senior secured term loan facility (the “Term Loan”). The closing date and the funding of the Term Loan are subject to the closing of Vertex’s planned acquisition of the Mobile refinery during the first quarter of 2022, in addition to various conditions precedent, as set forth in more detail in the Commitment Letter.

The Vertex Term Loan syndicate is led by, among others, certain funds and accounts managed by BlackRock Financial Management, Inc., Whitebox Advisors LLC and Highbridge Capital Management, LLC. The Term Loan proceeds are expected to be used by Vertex and its wholly-owned subsidiaries to fund a portion of the purchase price of the Mobile refinery, a portion of a planned renewable diesel conversion project at the Mobile refinery, liquidity needs, and certain fees and expenses associated with the closing of the Term Loan. The Term Loan is expected to be secured by substantially all of the present and after-acquired assets of the Company and its subsidiaries and to be guaranteed by the Company and certain of its subsidiaries.

The commitments and undertakings of the lenders under the Commitment Letter will automatically terminate on the first to occur of (a) April 1, 2022, (b) consummation of the acquisition of the Mobile refinery without use of the facility or if the lenders become aware of a breach of the exclusivity provisions of the Commitment Letter, (c) the closing date of the Term Loan and the release of the Term Loan proceeds to Vertex, (d) the termination of the Sale and Purchase Agreement in accordance with its terms prior to the closing date and (e) the date upon which Vertex breaches its obligations under the Commitment Letter or otherwise fails to comply with the terms and conditions of the Commitment Letter (unless such breach or failure is cured within two (2) business days following Vertex’s receipt of notice of such breach or failure).

As described in more detail in the Commitment Letter, the Term Loan will bear interest at a rate per annum equal to the sum of (i) the greater of (x) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States minus 1.50% as in effect on such day and (y) the Fed Funds rate for such day plus 0.50% (subject to a floor of 1.0%), plus (ii) 8.75%. The facility will also be issued with an original issue discount of 1.5%. Beginning on the first anniversary of the closing date of the facility, the loan will amortize in equal quarterly installments in aggregate annual amounts equal to 5.0% of the original principal amount of the facility. The facility will be subject to certain mandatory prepayment obligations as described in the Commitment Letter, and to be further documented in the definitive loan agreements.

Additionally, subject to the terms of the Commitment Letter, if an escrow agent has been appointed by the parties and the parties have entered into an escrow agreement prior to the termination of the Commitment Letter, but in no event prior to February 21, 2022, the lenders have agreed to fund the full amount of the Term Loan (less certain amounts) into the escrow account. If the conditions required for the Term Loan funding have been satisfied prior to the date that the Commitment Letter terminates, the amount of funds in the escrow account is to be distributed to the Company, net of certain fees and expenses, otherwise such funds are to be returned to the lenders upon termination of the Commitment Letter. The Company is also required to pay a ‘ticking fee’ equal to 10.5% per annum on the gross aggregate amount of escrow account proceeds, beginning on the date that is the earlier to occur of (x) the date on which the funds are paid into the escrow account or (y) the date that is 14 days after the date of the Commitment Letter, and ending on the date the funds are released, payable on the last business day of each calendar month.

As a closing condition to the facility, the Company will issue warrants (the “Lender Warrants”) to purchase 2.75 million shares of common stock of Vertex to the lenders, on a pro-rata basis based on each lender’s lending commitments. The Lender Warrants will be subject to customary registration and antidilution rights, have a three-year term and a $4.50 per share exercise price.

The lenders received certain exclusivity rights for future fundings of the Company, relating to any transaction that would replace all or any portion of the funding under the facility, as described in greater detail in the Commitment Letter.

The obligation of the lenders party to the Commitment Letter to honor their respective commitments under the Commitment Letter is subject to satisfaction (or waiver) of certain conditions precedent, including, without limitation, the negotiation and receipt of customary closing documents, together with certain collateral documents, execution of a working capital credit agreement by the Company and certain third party lenders, execution of an intercreditor agreement, the issuance of the Lender Warrants, the consummation of the acquisition of the Mobile refinery, substantially simultaneously with the initial borrowings under the facility, completion of applicable “know your customer” requests and delivery of documentation related thereto, no material adverse effect with respect to the Company, the occurrence of no events of default, completion of lender due diligence, payment of required fees, delivery of customary financial reporting information, specified representations and warranties, perfection of certain security interests, and delivery of customary opinions. The Company will pay certain fees and expenses in connection with obtaining the facility. Given the conditional nature of the Commitment Letter and the commitments of the lenders thereunder, the lenders may not be obligated to provide funding under the planned facility, and, as a result, the Company may not be able to consummate such financing or obtain such loan funds, on the terms described in the Commitment Letter, if at all.

The foregoing description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Commitment Letter which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 above regarding the Commitment Letter is incorporated into this Item 2.03 in its entirety by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 above is incorporated into this Item 3.02 by reference. The issuance of the Lender Warrants to purchase 2,750,000 shares of common stock to the lenders as discussed in Item 1.01 above, upon entry into the facility, will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Section 4(a)(2) and/or Regulation D, Rule 506 thereunder, as transactions by an issuer not involving a public offering. The Company will rely on this exemption from registration based in part on representations from the lenders. In the event the warrants to purchase 2,750,000 shares of common stock are granted, the maximum number of shares of common stock issuable upon exercise thereof will be 2,750,000 shares of common stock (subject to agreed upon anti-dilution protection).

The Lender Warrants and the shares of common stock issuable upon exercise thereof have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, nor shall there be a sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 7.01 Regulation FD Disclosure.

On February 22, 2022, the Company issued a press release disclosing the entry into the Commitment Letter. A copy of the press release is furnished herewith as Exhibit 99.1.

The information responsive to Item 7.01 of this Form 8-K and Exhibit 99.1 attached, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as expressly set forth by specific reference in such a filing.

This Current Report on Form 8-K, including the press release furnished as Exhibit 99.1 to this Current Report on Form 8-K, contains forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and assumptions. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications set forth in the press release as well as in the Company’s other filings with the Securities and Exchange Commission, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements. These statements also involve known and unknown risks, which may cause the results of the Company, its divisions and concepts to be materially different than those expressed or implied in such statements, including, but not limited to, the planned closing of the Mobile refinery acquisition, the Company’s ability to borrow funds under the debt facility, the terms of such facility, and others, including those referenced in the press release. Accordingly, readers should not place undue reliance on any forward-looking statements. Forward-looking statements may include comments as to the Company’s beliefs and expectations as to future financial performance, events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the Company’s control. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s periodic and current filings with the SEC, including the Form 10-Qs and Form 10-Ks, filed with the SEC and available at www.sec.gov and in the “Investor Relations,” “SEC Filings” page of our website at www.vertexenergy.com. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as otherwise provided by law.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Commitment Letter, dated as of February 17, 2022, by and among certain funds and accounts managed or advised by each of BlackRock Financial Management, Inc., Whitebox Advisors LLC and Highbridge Capital Management, LLC, Chambers Energy Capital IV, LP, CrowdOut Credit Opportunities Fund LLC , CrowdOut Capital LLC, Vertex Energy, Inc. and Vertex Refining Alabama LLC
99.1**	Press Release of Vertex Energy, Inc., dated February 22, 2022
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX ENERGY, INC.

Date: February 22, 2022	By:	/s/ Chris Carlson
Chris Carlson
Chief Financial Officer